For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Elects Edward H. Rensi to Board of Directors

MADISON, Wis., November 20, 2006—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today announced that Edward H. Rensi has been elected to the company’s board of directors.

Rensi spent 33 years at McDonald’s, where he rose from grill man up through the management ranks to positions of increasing scope and responsibility, as regional vice president, senior vice president operations and training, senior executive vice president, chief operating officer of McDonald’s World Wide, and, from 1984 to 1998, president and CEO of McDonald’s USA.

Following his retirement from McDonald’s in 1998, Rensi began a second career as chairman and CEO of Team Rensi Motorsports, where he applies the marketing and motivational skills he honed in the corporate world to the sport of NASCAR auto racing.

“Ed’s comsumer and entertainment experience will add greatly to the strength of our board,” said John Emery, Great Wolf Resorts chief executive officer. “With his extensive background and focus on marketing and service excellence, Ed will be able to provide valuable insight into our brand-building strategy as we work to further establish the first national family waterpark resort nameplate.”

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Rensi has been actively involved in numerous charity initiatives throughout his career. In 1988, President Ronald Reagan honored Rensi with the President’s Volunteer Award, which recognized his body of charitable work, including co-founding the world-famous Ronald McDonald House and serving as chairman of the Ronald McDonald Children’s Charities. Rensi’s volunteer work for numerous educational charities was cited in 1997 when he was chosen Italian-American Man of the Year.

Rensi graduated from Ohio State University with a degree in business education. He serves on the boards of directors of Snap On Tools, International Speedway Corporation and the National Italian American Foundation. He also serves on the Compensation Committee for ISC and the Snap On boards.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF) is North America’s largest family of indoor waterpark resorts and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Mason, Ohio; Grapevine, Texas; and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.